July 11, 2023

Tom Leonardo [Redacted Address]

Dear Tom,
As a critical member of our team, we are pleased to recognize your ongoing contributions and expanded responsibilities by making the following changes to your employment at Sirius America Insurance Company (the “Company”). Provided you sign and return this letter, these changes will be effective July 13, 2023 (the “Effective Date”).

•Position and Duties. Your title will be Global Head of Accident & Health and in this role, you will perform such duties, services, and responsibilities as may be reasonably assigned to you. You will report directly to Scott Egan, Chief Executive Officer, SiriusPoint Ltd.
•Base Salary. You will be paid a base salary at an annual rate of $550,000, payable in accordance with the normal payroll practices of the Company and subject to all withholdings and deductions. As this is an exempt position, you are not eligible for overtime pay.
•Annual Bonus. You will be eligible to receive a performance-based cash bonus with a target of 100% of your base salary, subject to generally applicable threshold and maximum levels set by the Company as to individual and corporate performance goals. Payment of the annual bonus will generally occur in the first quarter of the year following the Performance Year, provided you are still an active employee of the Company on the day that the annual bonus is paid.
•Long-Term Incentive Awards. You will be eligible to participate in the Company’s long-term incentive (“LTI”) program with other members of senior management of the Company. Your annual LTI award will have an annual target grant value equal to 175% of your base salary. Your LTI award will be calculated in the same manner as awards granted to other LTI award recipients and will be granted at the same time as awards are grated to other participants in the LTI program and will be subject to the terms set forth in the applicable equity plans and related implementing award agreements.
•Make Whole LTI Award. Within sixty (60) days of the Effective Date, you will be granted a mix of (25%) RSUs and (75%) PSUs of SiriusPoint Ltd. with a grant date value of $492,047 USD (the “Make Whole LTI”) which will be subject to the Plan, and related implementing award agreements (collectively, the “LTI Grant Documents”). The LTI Grant Documents will be separately provided on terms that are consistent with this Agreement. The Make Whole LTI will vest ratably in three equal instalments on each anniversary of the grant date, subject to your continued employment through each of the vesting dates.
•Incentive (Sign-On) LTI Award. Within sixty (60) days of the Effective Date, you will be granted RSUs of SiriusPoint Ltd. with a grant date value of $500,000 USD which, subject to the Plan and the LTI Grant Documents, will vest ratably on the first and second anniversaries of the grant date, subject to your continued employment through each of the vesting dates. The LTI Grant Documents will be separately provided on terms that are consistent with this Agreement.

Except as noted above, all other terms and conditions of your employment remain unchanged including, but not limited to, your status as an at will employee of the Company as well as your participation in the 2018 Severance and Change in Control Plan.

On behalf of SiriusPoint, I want to thank you for your continued service and look forward to your continued positive contributions.

If you have any questions about this letter, please reach out to me at any time. Sincerely,

/s/ Karen Caddick
Karen Caddick
Chief Human Resources Officer SiriusPoint Ltd.

Acceptance of Offer
I have read, understood and accept all the terms of the offer of employment as set forth above.

/s/ Tom Leonardo
Tom Leonardo
17 July 2023 | 7:38 AM PDT

    Date

Note: The Employment Letter, dated July 11, 2023, with Mr. Leonardo provides that, except as expressly set forth therein, all other terms and conditions of Mr. Leonardo’s employment remain in effect. For reference, attached are the Sirius Group Severance and Change in Control Plan Participation Agreement, dated June 4, 2020, together with the Restrictive Covenant Agreement attached thereto and incorporated therein by reference as Exhibit A, and the Sirius Group Severance and Change in Control Plan, effective as of September 10, 2018.

SIRIUS GROUP SEVERANCE AND CHANGE IN CONTROL PLAN PARTICIPATION AGREEMENT
This Participation Agreement (this “Agreement”) is entered into as of June 4, 2020 between Sirius International Insurance Group, Ltd., (the “Company”) its successors and assigns, and Thomas Leonardo (the “Executive”).
WHEREAS, the Company’s Board of Directors has adopted the Sirius Group Severance and Change in Control Plan, effective as of September 10, 2018 (the “Plan”), to provide certain benefits to Participants upon a qualifying termination of Employment, as contemplated under the Plan;
WHEREAS, the Plan Administrator has decided to offer the Executive the opportunity to participate in the Plan, subject to the terms of this Agreement;
WHEREAS, as a condition of eligibility to participate in the Plan, the Executive must agree to be bound by the Restrictive Covenant Agreement (attached hereto as Exhibit A) and the Executive agrees that participation in the Plan is good and valuable consideration for being subject to the restrictive covenants contemplated in the Restrictive Covenant Agreement; and
WHEREAS, the Executive acknowledges that the Executive has carefully reviewed the Plan and this Agreement, and the Restrictive Covenant Agreement and has decided that the Executive wishes to enter into it on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:
1.Plan. The terms of the Plan are specifically incorporated herein as a part of this Agreement, and this Agreement shall be a part of and governed by the terms of the Plan, as amended from time to time subject to the limitations on amendment and termination in Section 8(l) of the Plan. The Executive is an intended third-party beneficiary of the Plan.
2.Participation Subject to Acceptance and Entry into the Restrictive Covenant Agreement. This Agreement shall be null and void unless (i) the Executive agrees to be bound by and executes this Agreement and returns it to the Company on or before June 15, 2020 (the 'Execution Deadline') and (ii) the Executive agrees to be bound by and executes the Restrictive Covenant Agreement attached hereto as Exhibit A on or before the Execution Deadline.
3.Definitions. The capitalized terms used, but not defined in this Agreement shall have the meaning set forth in the Plan. For purposes of this Agreement and the Plan, the following terms shall have the meaning set forth below:
(a)“CIC Severance Multiple” shall mean 2.
(b)“Severance Period” shall mean 1 year, which shall begin on the first day following the Termination Date.

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4.Term. Except as provided under Section 8(i) of the Plan, this Agreement shall terminate upon the earliest of (i) the date of termination of the Executive’s Employment by the Company if no benefits are payable under the Plan; (ii) the date the Company satisfies its obligation, if any, to make payments and provide benefits to the Executive pursuant to the Plan; and (iii) the termination of the Plan in accordance with Section 8(l) of the Plan prior to the date the Executive terminates Employment with the Company. Notwithstanding the foregoing, the Restrictive Covenant Agreement shall survive the terms of the Plan and this Agreement.
5.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
6.Adequacy of Consideration. The Executive acknowledges and agrees that the severance benefits to which the Executive may be eligible under the Plan is good and valuable consideration for being subject to the terms of the Plan, as well as other consideration contemplated in the Restrictive Covenant Agreement, this Agreement and the restrictive covenants contemplated in the Restrictive Covenant Agreement.
7.Complete Agreement. Except as provided under Section 8(i) of the Plan, this Agreement, the Restrictive Covenant Agreement and the Plan constitute the complete agreement between the Executive and the Company concerning the subject matter therein and they supersede and replace in its entirety any prior written or oral understandings entered into between the Executive and the Company. Notwithstanding the foregoing, to the extent the Executive was subject to restrictive covenants prior to the execution of this Agreement, such restrictive covenants shall continue to remain in full force and effect with respect to any conduct or actions prior to the execution of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the 4th day of June, 2020.

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

/s/ Gene Boxer By:          Name: Gene Boxer         Title: Executive Vice President, Chief Strategy Officer & Group General Counsel

EXECUTIVE

Name: Thomas Leonardo

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EXHIBIT A

See Restrictive Covenant Agreement Attached

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RESTRICTIVE COVENANT AGREEMENT

This Restrictive Covenant Agreement (this “Agreement”) is entered into as of June 4, 2020 between Sirius International Insurance Group, Ltd., (the “Company”) its successors and assigns, and Thomas Leonardo (the “Executive”).
WHEREAS, as a condition of the Executive’s participation in the Sirius Group Severance and Change in Control Plan, as evidenced by the Participation Agreement between the Company and the Executive dated as of June 4, 2020, and the Executive’s receipt of severance-related benefits under the equity compensation awards granted under the Sirius Group 2018 Omnibus Incentive Plan (collectively, the “Additional Compensation”), the Executive has agreed to the terms of this Agreement;
WHEREAS, the Executive acknowledges that in the course of the Executive’s employment with the Company or one of its affiliates (the “Company Group”), the Executive has and will become familiar with Confidential Information (as defined below) and have access to other valuable and unique information or persons concerning the Company Group and that the Executive’s services will be of special, unique and extraordinary value to the Company Group; and
WHEREAS, the Executive acknowledges that the Executive has carefully reviewed the agreements governing the Additional Compensation and this Agreement and has decided that the Executive wishes to enter into it on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the Additional Compensation and the overall employment relationship between the Company and the Executive, the adequacy and sufficiency of which are hereby acknowledged, and in order to avoid irreparable harm to the Company Group, the Company and the Executive hereby agree as follows:
1. Access to Confidential Information. The Executive acknowledges that the Executive is employed by a member of the Company Group in a capacity in which the Executive will be provided the opportunity (and access) to develop and/or contribute to the Company Group’s customers, Confidential Information (as defined herein), and the Company Group’s goodwill, and the Executive and the Company mutually desire to provide for the protection of the Company’s business, goodwill, trade secrets, Confidential Information, customer relationships and other legitimate business interests. Accordingly, in consideration of the overall employment relationship between the Company and the Executive, the Executive’s eligibility for the Additional Compensation, the Company’s agreement to provide the Executive with access to Confidential Information, the Company’s customers and goodwill, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Executive agrees that the foregoing is more than adequate consideration for the below restrictive covenants.

2. Non-Competition.
a.The Executive agrees that while employed with a member of the Company Group and for a period of 6 months following the termination of such employment (such period, the “Restriction Period”), the Executive shall not directly or indirectly, own any interest in, manage, control, finance, participate in, consult with, or render any services to any activity or business, on the Executive’s behalf or for any other person or entity, or affiliate, whether or not for remuneration (be such remuneration direct or indirect, contingent or otherwise), which (i) may result in a conflict of interest or otherwise adversely affect the proper discharge of the Executive’s duties with and responsibilities to the Company or (ii) competes (in a line of business within the Executive’s scope of authority or responsibilities) with, or interferes with the operation of, the Company Group, provided, however, that this provision shall not prohibit the Executive from being a passive owner of not more that 1% of the outstanding stock of any company that is publicly traded as long as the Executive has no active participation in the business of such company. Any provision of this Agreement to the contrary notwithstanding, it shall not be a violation of this Section 2 for the Executive to provide services to a subsidiary, division or affiliate of a business that competes with the Company Group, provided that, such subsidiary, division or affiliate is not itself engaged, directly or indirectly, in competition with the Company one of its subsidiaries and the Executive does not, directly or indirectly, provide services to, or have responsibilities regarding, such business that competes with the Company Group.
b.In any case where the Executive is not entitled to any severance benefits pursuant to the Sirius Group Severance and Change in Control Plan (the “Severance Plan”), as evidenced by the Participation Agreement between the Company and the Executive, then, subject to the exceptions stated below in Section 2(d) below, if the Company seeks to enforce the non-compete restrictive covenant set forth in Section 2(a) above, the Company shall, as compensation for the non-compete restrictive covenant as set forth above, (i) continue to pay to the Executive during the Restriction Period an amount equal to the Executive’s base salary as in effect prior to the termination of the Executive’s employment, reduced by the compensation (based on the total annual fixed and target compensation) which the Executive earns during the Restriction Period (“New Monthly Compensation”) and (ii) if the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), reimburse the Executive for the difference between the monthly COBRA premium paid by the Participant during the Restriction Period, including any administrative fee, and the monthly premium paid by similarly situated active employees, which reimbursements shall be paid by the 10th of the month immediately following the month in which the Executive remits the premium payment. Additional Monthly Compensation shall not be paid in the event of the Executive’s breach of the non-competition restrictive covenant in Section 2(a).
c.In any case where Section 2(b) applies, after the termination of employment, the Executive is required to inform the Company in writing of the level of the Executive’s New Monthly Compensation. Such written information shall be provided to the Company no later than on the 15th day of each month. In the event such written information is not provided in accordance with this Section 2(b), it shall be understood that the Executive has not suffered any loss of income with regards to the concerned month, but Section 2(a) shall still apply.

d.In any case where Section 2(b) applies, compensation according to Section 2(b) shall not be paid if the employment expires (i) due to the Executive’s death, disability or retirement or (ii) due to the termination of the Executive’s employment for Cause, as defined in the Severance Plan.
e.In any case where Section 2(b) applies, the Company may after the Executive’s termination of employment and throughout the Restriction Period at any time unilaterally either limit the application of the non-competition restrictive covenant or completely release the Executive from the non-competition restrictive covenant. In the event of a full release from the non-competition restrictive covenant, the Company shall be released from the obligation to pay Additional Monthly Compensation in accordance with Section 2(b) above.
3. Non-Solicitation. The Executive further agrees that, during the Restriction Period, the Executive shall not directly or indirectly, on the Executive’s behalf or for any other person or entity, or affiliate: (i) hire any employee of the Company Group, or induce or attempt to induce any employee of the Company Group to leave the employ of the Company Group; (ii) hire any person who was an employee of the Company Group at any time during the twelve-month period preceding such hiring; or (iii) induce or attempt to induce any Restricted Customer (as defined herein) to cease doing business with the Company Group, or to reduce the level of business conducted with the Company Group. “Restricted Customer,” for purposes of this Agreement, means any former, existing or prospective customer, supplier, licensee, lender, licensor or other business relation of the Company Group, except that “Restricted Customer” shall not include any person with respect to whom Executive had no contact during Executive’s employment or any person with whom Executive had a demonstrable pre-existing business relationship prior to entering the employ of the Company Group. Anything herein to the contrary notwithstanding, it shall not be a violation of this Section 3 if (y) the Executive furnishes to a third party a reference as to any employee or former employee of the Company Group or (z) an entity with which the Executive is associated hires or engages any employee of the Company Group provided the Executive was not, directly or indirectly, involved in hiring or identifying such person as a potential recruit or assisting in the recruitment and the targeting or recruitment was done via a broad based (and not specifically targeted at such individual) approach, such as solely through a posting on a job(s) website.
4. Confidential Information.
a.The Executive shall use his or her best efforts and diligence, both during and after the Executive’s employment with the Company Group, to protect the confidential, trade secret and/or proprietary character of all Confidential Information (as defined below) and the Executive shall not directly or indirectly (intentionally, negligently or otherwise) disclose any Confidential information without the prior written consent of a different duly authorized Company employee with such consent provided in good faith and not subject to any conflicts of interest, except as may be necessary for the performance of the Executive’s duties for the Company. For purposes of this Agreement, “Confidential Information” means all information concerning trade secrets, knowhow, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any other proprietary or confidential information of the Company, in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing. The Executive understands that Confidential Information may or may not be labeled as such, and the Executive shall treat all information that appears to be Confidential Information as confidential. The Executive acknowledges that any Confidential Information that ceases to no longer not be generally known to the public due to Executive’s breach of this Agreement shall continue to be considered and treated as Confidential Information by the Executive.
b.Notwithstanding anything else in this Agreement, this Agreement shall not prohibit the Executive from, in confidence, reporting possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, Congress, any Inspector General, or any other federal, state or local governmental agency or commission (together, “Government Agencies”), or, in confidence, to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or any disclosure that is protected under any whistleblower provision promulgated under federal law. The Executive further understands that this Agreement does not limit the Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Additionally, without informing the Company prior to any such disclosure, if the Executive files a lawsuit against the Company for retaliation for reporting a suspected violation of law, the Executive may, in confidence, disclose Confidential Information to the Executive’s attorney and use the Confidential Information in the court proceeding or arbitration, provided the Executive files any document containing the Confidential Information under seal and does not otherwise disclose the Confidential Information, except pursuant to court order. Without prior authorization of the Company, however, the Company does not authorize the Executive to disclose to any third party (including any government official or any attorney the Executive may retain) communications that are covered by the Company’s attorney-client privilege.
c.Upon termination of the Executive’s employment with the Company for any reason, with respect to any Confidential Information, the Executive agrees to promptly destroy, delete, and/or return to the Company all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Executive’s possession or control at the time of such termination (including any of the foregoing stored or located in the Executive’s office, home, laptop or other computer or any cloud apparatus or remote storage capacity whether or not Company property) that contain Confidential Information. Anything to the contrary notwithstanding, nothing in this Section 4(c) shall prevent the Executive from retaining a computer, papers and other materials of a personal nature, including personal diaries, calendars and Rolodexes, information relating to the Executive’s compensation or relating to reimbursement of expenses, information that the Executive reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to the Executive’s compensation, provided that the Executive may only disclose Company related information, in confidence, to Executive’s attorney or accountant. For the sake of clarity, if the Executive retains a computer or access to any storage location or device, he or she shall delete any information contained therein that the Executive is not permitted to retain under this Section 4(c).
5. Non-Disparagement.    Subject to applicable law, during and after the Executive’s employment with the Company Group, (i) the Executive shall not make, either directly or indirectly, any oral or written negative, disparaging or adverse statements or representations of or concerning any member of the Company Group, any of their clients, customers or businesses, or any of their current or former officers, directors, employees or shareholders; provided, however, that nothing in this Section 5 shall prohibit (i) the Executive from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or (ii) the Executive from acting in good faith to enforce Executive’s rights under any compensation arrangement between Executive and the Company.
6. Intellectual Property.
a.If, prior to the date hereof, the Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties via employment with the Company Group (“Prior Works”), the Executive hereby grants each member of the Company Group, to the extent of any rights the Executive possesses therein, a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company Group’s current and future business.
b.If the Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during the Executive’s employment by the Company and within the scope of such employment (“Company Works”), the Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the extent the Executive then possesses and to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to each member the Company Group to the extent ownership of any such rights does not vest originally in a member of the Company Group.
c.The Executive agrees to keep and maintain reasonable records of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times, as well as potentially being deemed to be Confidential Information.
d.The Executive shall, to the extent reasonable, take all actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If, to the extent the Company is unable to secure the Executive’s signature on any document for this purpose, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact, to act for and on the Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

7. Reasonableness of Restrictions. The Executive acknowledges and agrees that the Company has invested substantial amounts of time, effort, and money developing legitimate business interests, including but not limited to Confidential Information; relationships with employees, customers and other counterparties; and highly valuable goodwill; and that these business interests are key to the Company’s competitive advantages. The Executive also acknowledges and agrees that the Company’s legitimate business interests will retain continuing vitality throughout and beyond the Executive’s employment. Therefore, the Executive agrees that if a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. The Executive further acknowledges that the Executive will be reasonably able to earn a living without violating the terms of this Agreement.
8. Extension of Restrictions for Violation. If the Executive violates any of the terms of this Agreement and the Company is required to take legal action to enforce such terms, the Restricted Period shall automatically be extended by the period the Executive was in breach, such that the Executive does not engage in any of the activities proscribed by this Agreement for the full period of the relevant restriction.
9. Remedies. The Executive acknowledges and agrees that the Company has a legitimate interest in protecting and in preventing the Executive from violating this Agreement. The Executive further acknowledges that the Company would be immediately and irreparably harmed, and that such harm would not be readily susceptible to measurement in economic terms or economic compensation and therefore, money damages would not be an adequate remedy, if the Executive were to violate the terms of this Agreement or if any of sections of this Agreement were not specifically enforced. The Executive therefore agrees that in the event of a violation, threatened violation or inevitable violation of this Agreement, the Company and its successors or assigns may, in addition to other rights and remedies existing in their favor, are entitled to specific performance, preliminary and permanent injunctive relieve or other equitable remedies in order to enforce or prevent any violations of this Agreement.
10. Warranty. The Executive represents and warrants that the Executive is not a party to any non-compete restrictive covenant or related contractual limitation that would interfere with or hinder the Executive’s ability to undertake the obligations and expectations of employment with the Company.
11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12. Notices. Notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid (or in a foreign country such similar method), addressed as follows:
If to the Company:    Sirius International Insurance Group, Ltd.
14 Wesley Street, 5th Floor Hamilton HM11 Bermuda Attention: Group General Counsel
If to the Executive:    At the most recent address
on file with the Company
or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.
13. Survival. The terms of this Agreement shall survive any termination of employment, and unless otherwise directly provided for in a superseding document, shall be deemed to survive any superseding such document with respect to periods prior to the effective date of such superseding document.
14. Complete Agreement. This Agreement and the agreements governing the Additional Compensation constitute the complete agreement between the Executive and the Company concerning the subject matter therein and they supersede and replace in its entirety any prior written or oral understandings entered into between the Executive and the Company. Notwithstanding the foregoing, to the extent the Executive was subject to restrictive covenants prior to the execution of this Agreement, such restrictive covenants shall continue to remain in full force and effect with respect to any conduct or actions prior to the execution of this Agreement.
15. Successors and Assigns. This Agreement shall be enforceable by the Executive and Executive’s heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns. In the event of the consummation of a transaction initiated by the Company involving the formation of a direct or indirect holding company of the Company for an internal legal or business purpose in which the holders of the outstanding voting securities of the Company become the holders of the outstanding voting securities of such holding company in substantially the same proportions, all references to the Company or the Company Group herein shall be deemed to be references to the new holding company.
16. Arbitration. The Executive agrees that any and all disputes under this Agreement shall be subject to and be settled by binding arbitration by a panel of three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association. The arbitration proceedings will be located in New York City, New York. The arbitrators are not empowered to award damages in excess of compensatory damages and no party shall be entitled to any damages in excess of compensatory damages. Judgment upon any arbitration award may be entered into any court having jurisdiction thereof and the parties consent to the jurisdiction of any court of competent jurisdiction located in the State of New York. BY EXECUTING THIS AGREEMENT, EXECUTIVE WAIVES ANY RIGHT THAT THE EXECUTIVE MAY

HAVE TO A JURY TRIAL OR, EXCEPT AS EXPRESSLY PROVIDED HEREIN, A COURT TRIAL OF ANY CLAIM ALLEGED BY EXECUTIVE.
17. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN NEW YORK, AND, TO THE EXTENT NOT PREEMPTED BY EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 OR OTHER FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF NEW YORK WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW. By
executing this Agreement, the Executive and the Company hereby irrevocably consent to, and agree not to object or assert any defense or challenge to, the jurisdiction and venue of the state and federal courts located in New York City, New York, and agree that any claim which, subject to Section 16 above, may be brought in a court of law or equity may be brought in any such New York City, New York court.
18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
19. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.
/s/ Gene Boxer By:             Name: Gene Boxer         Title: Executive Vice President, Chief Strategy Officer & Group General Counsel

EXECUTIVE

Name: Thomas Leonardo

SIRIUS GROUP

SEVERANCE AND CHANGE IN CONTROL PLAN
(Effective September 10, 2018)
In order to advance the interests of Sirius International Insurance Group, Ltd., an exempted company organized and existing under the laws of Bermuda (the “Company”), and to encourage the attraction and retention of its key employees, the Compensation Committee of the Board of Directors (the “Committee”) of the Company has adopted the Sirius Group Severance and Change in Control Plan (as it may be amended pursuant to the terms hereof, this “Plan”).
SECTION 1. Definitions. For purposes of this Plan, the following terms shall have the meanings set forth below:
(a) “Accountants” shall have the meaning set forth in Section 3(f).
(b) “Accrued Rights” shall have the meaning set forth in Section 3(a).
(c) “Affiliate(s)” shall mean any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that directly or indirectly controls, is controlled by or is under common control with the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract or otherwise.
(d) “Annual Base Salary” shall mean, with respect to any Participant, such Participant’s annual rate of base salary in effect immediately prior to such Participant’s Termination Date (or, in the event of the Participant’s resignation for Good Reason, the annual rate of base salary in effect immediately prior to the condition giving rise to such resignation if such annual rate of base salary is higher than the annual rate of base salary in effect immediately prior to such
Participant’s Termination Date).
(e) “Cause” shall have the meaning set forth in any then applicable employment or other similar written agreement (including such similar term or concept, as determined by the Committee) between the Participant and the Company or an Affiliate. If there is no such written agreement or if such agreement does not define “Cause,” then “Cause” shall mean (i) a material and continued failure of the Participant to perform Participant’s duties, other than due to death or Disability, which failure has continued for more than 30 days following written notice of such nonperformance from the Company; (ii) conviction of or pleading guilty or no contest to an act of fraud, embezzlement, or misappropriation of assets or property (tangible or intangible) of the Company or any Affiliate thereof; (iii) a material breach of the Restrictive Covenant Agreement;
(iv) commission of a felony, including a plea of guilty or nolo contendere, or an indictment or written admission thereof; (v) gross negligence or willful misconduct in the performance by the Participant of his duties that is reasonably likely to have an adverse effect on the business, reputation or financial condition of the Company or its Affiliates; or (vi) the Participant’s material violation of the material written policies of the Company (e.g., sexual harassment, data protection policy, etc.).
(f) “Change in Control” shall have the same meaning as such term is defined under the Omnibus Plan, or any successor thereto.
(g) “CIC Severance Multiple” shall be the multiple provided for in the Participation Agreement.
(h) “Claimant” shall have the meaning set forth in Section 4(c).
(i) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, or any successor statute thereto.
(j) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.
(k) “Disability” shall mean, with respect to any U.S. Participant, such Participant becoming disabled under one of the Company’s long-term disability plans or becoming eligible for benefits from the Social Security Administration. For all non-U.S. Participants, disability shall mean the Participant is incapacitated for a period of at least 180 days by accident, sickness or other circumstance that renders such Participant mentally or physically incapable of performing the material duties and services required of the Participant in the Participant’s position with the Company on a full-time basis during such period.
(l) “Effective Date” shall mean September 10, 2018.
(m) “Employment” shall mean employment with the Company or any Affiliate of the Company. A Participant’s Employment shall be deemed to have continued notwithstanding a transfer of employment between the Company and any of its Affiliates, or between any two Affiliates.
(n) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute thereto.
(o) “Excise Tax” shall have the meaning set forth in Section 3(f).
(p) “Good Reason” shall have the meaning set forth in any then applicable employment or other similar written agreement (including such similar term or concept, as determined by the Committee) between the Participant and the Company or an Affiliate. If there is no such written agreement or if such agreement does not define “Good Reason,” then “Good Reason” shall mean the Participant has complied with the Good Reason Process (as defined below) following the occurrence of any of the following conditions (without Participant’s written consent or waiver):
(i) a material diminution in the Participant’s responsibilities, authority or duties, unless such diminution is in connection with a Cause event; (ii) a diminution in the Participant’s Annual Base Salary or target annual bonus opportunity; (iii) during the 24-month period following a Change in Control, a material diminution in the regular target annual long term incentive opportunity or the annual target long-term incentive award subsequently granted to the Participant in an amount less than the regular target opportunity, but in all cases disregarding the equity awards granted in connection with the Company’s going-public transaction in 2018 and other special cash or equity awards; (iv) a material change in the geographic location at which the Participant provides services to the Company; or (v) a material breach of any employment or other material agreement between the Company or one of its Affiliates and the Participant. For purposes of this Agreement, “Good Reason Process” shall mean that (i) the Participant reasonably determines in good faith that a Good Reason condition has occurred; (ii) the Participant notifies the Company in writing of the occurrence of the Good Reason condition within 60 days of the Participant having actual or constructive knowledge of the occurrence of such condition; (iii) the Participant cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition;
(iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Participant terminates Participant’s Employment at least 10 days, but no more than 60 days, after the end of the Cure Period. For the avoidance of doubt, if the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
(q) “Omnibus Plan” shall mean the Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan or any successor thereto.
(r) “Participant” shall mean any employee of the Company (or one of its Affiliates) selected by the Plan Administrator in accordance with Section 2 who has entered into a Participation Agreement and otherwise meets the requirements of Section 2.
(s) “Participation Agreement” shall mean the written agreement evidencing participation under this Plan between the Company and the recipient of such award.
(t) “Payments” shall have the meaning set forth in Section 3(f).
(u) “Plan Administrator” shall mean (i) the Committee with respect to any Participant who is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) the Company’s Chief Executive Officer or such other person as may be designated by the Committee from time to time with respect to any Participant who is not subject to Section 16 of the Exchange Act.
(v) “Restrictive Covenant Agreement” shall mean a restrictive covenant agreement in the form prescribed by the Company and signed by each participant as a condition to participation in this Plan.
(w) “Section 409A Payment” shall have the meaning set forth in Section 5(d).
(x)“Severance Benefits” shall mean the severance benefits under Section 3(b) and Section
3(c).
(y)“Severance Period” shall be the period of time provided for in the Participation
Agreement.

(z) “Target Bonus” shall mean, with respect to any Participant, such Participant’s annual target bonus opportunity in effect immediately prior to such Participant’s Termination Date (or, in the event of the Participant’s resignation for Good Reason, the annual target bonus opportunity in effect immediately prior to the condition giving rise to such resignation if such annual target bonus opportunity is higher than the annual target bonus opportunity in effect immediately prior to such Participant’s Termination Date).
(aa) “Termination Date” shall mean, with respect to any Participant, the effective date of such Participant’s termination of Employment, as determined in accordance with Section 5(d).
SECTION 2. Eligibility. The Plan Administrator shall from time to time, in its sole discretion, select and designate in writing, which of the Company’s (including any of its Affiliates) employees are eligible to participate in this Plan and such employee shall become a Participant under this Plan conditioned upon accepting and executing a Participation Agreement and a Restrictive Covenant Agreement within 30 days after a Participation Agreement is delivered to such employee.
SECTION 3. Compensation, Benefits and Effect of Termination of Employment.
(a) Effect of Termination of Employment on Compensation and Accrued Rights. Except as provided under Section 3(b) or Section 3(c), upon termination of a Participant’s Employment for any reason, all compensation and all benefits to the Participant shall terminate, provided that the Company shall pay the Participant the following benefits (collectively the “Accrued Rights”):
&the earned but unpaid portion of the Participant’s Annual Base Salary through the Termination Date;
(ii) any fully-vested annual, long-term, or other incentive award that relates to a completed fiscal year or performance period, as applicable, and is payable (but not yet paid) on or before the Termination Date, which shall be paid in accordance with the terms of such award;
(iii) a lump-sum payment in respect of accrued but unused vacation days at the
Participant’s per-business-day Annual Base Salary rate in effect as of the Termination Date; and
(iv) any unpaid expense or other reimbursements due to the Participant.
(b) Effect of Termination without Cause or Resignation for Good Reason. Subject to Section 3(c), Section 3(d), and Section 3(e), upon a Participant’s termination of Employment, which constitutes a termination by the Company without Cause or resignation for Good Reason, in addition to the Accrued Rights, the Company shall provide the Participant the following payments and benefits:
continued Annual Base Salary during the Severance Period payable in equal installments in accordance with the Company's normal payroll practices, but no less frequently than monthly, which shall commence within 60 days following the Termination Date, except as provided under Section 5;

(ii) with respect to any annual bonus award that relates to a completed fiscal year or performance period, as applicable, ending on or before the Termination Date but which has not yet been paid, the Participant shall be treated as meeting any relevant service condition and shall be paid the annual bonus award at such time as annual bonuses are payable generally to bonus-eligible employees, with such bonus calculated based on actual performance results;
(iii) a pro rata annual bonus for the year of such termination of Employment based on the number of days the Participant was employed during the year of termination, which shall be calculated based on actual performance results with such pro rata annual bonus being paid to the Participant in the fiscal year next following the year in which the
Participant’s Employment terminates, at the same time annual bonuses for such preceding year are paid to the Company’s other bonus eligible employees and in any event by no later than the 15th day of the third month following the close of such preceding year;
(iv) during the Severance Period, if the Participant timely and properly elects health continuation coverage under COBRA, the Company shall reimburse the Participant for the difference between the monthly COBRA premium paid by the Participant, including any administrative fee and the monthly premium amount paid by similarly situated active Participants. Such reimbursement shall be paid to the Participant by the 10th of the month immediately following the month in which the Participant timely remits the premium payment; and
(v) all outstanding equity compensation awards shall become vested to the extent provided under the terms of the applicable equity compensation plan or award agreement thereunder.
(c) Effect of Termination without Cause and or Resignation for Good Reason Following a Change in Control. Subject to Section 3(d) and Section 3(e), upon a Participant’s termination of Employment which constitutes a termination by the Company without Cause or a resignation for Good Reason and occurs within 24 months following the consummation of a Change in Control, in addition to the Accrued Rights, but in lieu of the Severance Benefits payable under Section 3(b), the Company shall provide the Participant the following payments and benefits:
&except as provided under Section 5, a cash payment equal to the CIC Severance Multiple times the Participant’s Annual Base Salary, paid in a single lump sum within 60 days following the Termination Date;
(ii) with respect to any annual bonus award that relates to a completed fiscal year or performance period, as applicable, ending on or before the Termination Date, but which has not yet been paid, the Participant shall be treated as meeting any relevant service condition and shall be paid the annual bonus award at such time as annual bonuses are payable generally to bonus-eligible employees, with such bonus calculated based on actual performance results;
(iii) except as provided under Section 5, a cash payment equal to a pro rata portion of the Participant’s Target Bonus, based on the number of days the Participant was employed during the year of termination, which shall be paid in a single lump sum within 60 days following the Termination Date;
(iv) except as provided under Section 5, a cash payment equal to: (A) the CIC Severance Multiple times (B) 12 times (C) the difference between the monthly COBRA premium, which would have been paid by the Participant, including any administrative fee and the monthly premium amount paid by similarly situated active Participants; and
(v) all outstanding equity compensation awards, except for those granted under the Sirius Group Long Term Incentive Plan, shall become fully vested (with the attainment or deemed attainment of any applicable performance conditions determined under the terms of the applicable equity compensation plan or award agreement thereunder).
(d) Release of Claims. The obligations of the Company and its Affiliates under this
Section 3 (except upon such Participant’s death) shall be subject to such Participant’s execution, within 45 days after the Termination Date, of a general release and waiver substantially in a form prescribed by the Company, which has become irrevocable following any revocation period permitted by the Company.
(e) Recoupment. Notwithstanding any provisions in this Plan to the contrary, the Committee may, in its sole and absolute discretion, in the event of the Participant’s material breach of a material obligation of the Participant to the Company pursuant to any award or agreement between the Participant and the Company, including a material breach of the Restrictive Covenant Agreement or a determination that a Cause event has occurred, regardless of whether this determination happened prior to or following the Termination Date: (A) terminate the right of such Participant to receive any payment under this Section 3, to the extent it has not been paid,
(B)seek the recoupment of any payment paid to such Participant under this Section 3, including through exercise rights of set-off, forfeiture or cancellation, to the full extent permitted by law, with respect to any other awards, benefits or payments otherwise due the Participant from the Company or any of its Affiliates, to the extent the Committee in its sole discretion deems appropriate after considering the relevant facts and circumstances. Notwithstanding the foregoing, the Company will not have the right to terminate or recoup any portion of the Accrued Rights. Any termination and/or recoupment of a Participant’s benefits under this Plan shall be in addition and without prejudice to any other remedies that the Company might elect to assert.
(f) Code Section 280G. Except as provided for in any then applicable employment or other similar written agreement and notwithstanding anything to the contrary in this Plan, by participating in this Plan, each Participant expressly agrees that if it is determined that any benefits paid or payable under this Plan to a Participant would give rise to liability of the Participant for the excise tax imposed by Section 4999 of the Code or any successor provision
(the “Excise Tax”), then the amount payable to the Participant (the total value of such amounts, the “Payments”) shall be reduced by the Company to the extent necessary so that no portion of the Payments is subject to the Excise Tax; provided, however, such reduction shall be made only if it results in the Participant retaining a greater amount of Payments on an after-tax basis (taking into account the Excise Tax and applicable federal, state, and local income and payroll taxes). In the event Payments are required to be reduced pursuant to this Section 3(f), then they shall be reduced in the following order of priority in a manner consistent with Section 409A of the Code:

(i) first from cash benefits (ii) next from equity benefits, with benefits having later payments dates being reduced first; and (iii) in the case of equity benefits having the same payments dates, pro-rata amongst all such benefits. The Committee shall, in its sole discretion, choose an independent public accounting firm or professional consulting services provider of national reputation and experience (the “Accountants”) to make in writing in good faith all calculations and determinations under this Section 3(f) including the assumptions to be used in arriving at any calculations. For purposes of making the calculations and determinations under this Section 3(f), the Accountants may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company shall furnish to the Accountants information and documents as the Accountants may reasonably request to make the calculations and determinations under this Section 3(f) and shall bear all costs the Accountants incur in connection with any calculations contemplated hereby.
SECTION 4. Administration of Plan; Claims Procedure.
(a) General. Except as specifically provided herein, this Plan shall be administered by the Plan Administrator. The Plan Administrator may delegate any administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of benefits under this plan to designated individuals or committees. The Plan
Administrator shall be the “administrator” and a “named fiduciary” under this Plan for purposes of ERISA.
(b) Interpretations and Variations. The Plan Administrator shall have the duty and authority to interpret and construe, in its sole discretion, the terms of this Plan in regard to all questions of eligibility, the status and rights of Participants, and the manner, time and amount of any payment under this Plan. The Plan Administrator or its representative shall decide any issues arising under this Plan, and the decision of the Plan Administrator shall be binding and conclusive on the Participants and the Company. Any variations from this Plan may be made only by the Plan Administrator in its sole discretion.
(c) Filing a Claim. It is not normally necessary to file a claim in order to receive benefits under this Plan; however, if a Participant (the “Claimant”) feels he or she has been improperly denied benefits under this Plan, any claim for payment of such benefits shall be signed, dated and submitted to the Company in accordance with Section 8(a). All claims relating to this Plan must be filed within 90 days following the Participant's Termination Date, unless the Plan Administrator otherwise specifies in writing. The Plan Administrator shall then evaluate the claim and notify the Claimant of the approval or disapproval in accordance with the provisions of this Plan not later than 90 days after the Company’s receipt of such claim unless special circumstances require an extension of time for processing the claims. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90 day period which shall specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than 180 days after the date on which the claim was filed). If the Claimant does not provide all the necessary information for the Plan Administrator to process the claim, the Plan Administrator may request additional information and set deadlines for the Claimant to provide that information.

(d) Notice of Initial Determination. The Claimant shall be given a written notice in which the Claimant shall be advised as to whether the claim is granted or denied, in whole or in part. If a claim is denied, in whole or in part, the Claimant shall be given written notice which shall contain (i) the specific reasons for the denial, (ii) specific references to pertinent Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary and (iv) an explanation of this Plan’s appeal procedures, which shall also include a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim upon review.
(e) Right to Appeal. If a claim for payment of benefits under this Plan made in accordance with the procedures specified in this Plan is denied, in whole or in part, the Claimant shall have the right to request that the Plan Administrator review the denial, provided that the Claimant files a written request for review with the Plan Administrator within 60 days after the date on which the Claimant received written notification of the denial. The Claimant may review or receive copies, upon request and free of charge, any documents, records or other information “relevant” (within the meaning of Department of Labor Regulation 2560.503-1(m)(8)) to the Claimant’s claim. The Claimant may also submit written comments, documents, records and other information relating to his or her claim.
(f) Review of Appeal. In deciding a Claimant’s appeal, the Plan Administrator shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim. If the Claimant does not provide all the necessary information for the Plan Administrator to decide the appeal, the Plan Administrator may request additional information and set deadlines for the Claimant to provide that information. Within 60 days after a request for review is received, the review shall be made and the Claimant shall be advised in writing of the decision on review, unless special circumstances require an extension of time for processing the review, in which case the Claimant shall be given a written notification within such initial 60 day period specifying the reasons for the extension and when such review shall be completed (provided that such review shall be completed within 120 days after the date on which the request for review was filed).
(g) Notice of Appeal Determination. The decision on review shall be forwarded to the Claimant in writing and, in the case of a denial, shall include (i) specific reasons for the decision,
(ii) specific references to the pertinent Plan provisions upon which the decision is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the Claimant’s claim and (iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a wholly or partially denied claim for benefits. The Plan Administrator’s decision on review shall be final and binding on all persons for all purposes. If a Claimant shall fail to file a request for review in accordance with the procedures herein outlined, such Claimant shall have no right to review and shall have no right to bring an action in any court, and the denial of the claim shall become final and binding on all persons for all purposes. Any notice and decisions by the Plan Administrator under this Section 4 may be furnished electronically in accordance with Department of Labor Regulation 2520.104b-1(c)(i), (iii) and (iv).

(h) Arbitration; Statute of Limitations. No Claimant may bring any legal action to recover benefits under this Plan until he or she has exhausted the internal administrative claims and appeals process described above. No legal action may be commenced at all, unless commenced no later than one year following the issuance of a final decision on the claim for benefits, or the expiration of the appeal decision period if no decision is issued. This one-year statute of limitations on suits for all benefits available under this Plan shall apply in any forum where such legal action is initiated. Upon Claimant’s exhaustion of the provisions set forth above, any Claimant with a continuing dispute arising out of or relating to this Plan or the adoption, breach, termination or validity thereof, will be settled by binding arbitration by a panel of three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association. The arbitration proceedings will be located in New York City, New York. The arbitrators are not empowered to award damages in excess of compensatory damages and no party shall be entitled to any damages in excess of compensatory damages. Judgment upon any arbitration award may be entered into any court having jurisdiction thereof and the parties consent to the jurisdiction of any court of competent jurisdiction located in the State of New York. BY PARTICIPATING IN THIS PLAN, PARTICIPANT WAIVES ANY RIGHT THAT PARTICIPANT MAY HAVE TO A JURY TRIAL OR, EXCEPT AS EXPRESSLY PROVIDED HEREIN, A COURT TRIAL OF ANY CLAIM ALLEGED BY PARTICIPANT.
SECTION 5. Section 409A Compliance; Changes in Law.
(a) It is the intention of the Company that the provisions of this Plan comply with
Section 409A of the Code, and all provisions of this Plan shall be construed and interpreted in a manner consistent with Section 409A of the Code. The Company shall administer and operate this Plan in compliance with Section 409A of the Code and any rules, regulations or other guidance promulgated thereunder as in effect from time to time and in the event that the Company determines that any provision of this Plan does not comply with Section 409A of the Code or any such rules, regulations or guidance and that as a result any Participant may become subject to a tax under Section 409A of the Code, notwithstanding Section 8(l), the Company shall have the discretion to amend or modify such provision to avoid the application of such tax, and in no event shall any Participant’s consent be required for such amendment or modification. Notwithstanding any provision of this Plan to the contrary, each Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with amounts payable pursuant to this Plan (including any taxes arising under Section 409A of the Code), and the Company not shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes.
(b) In the event that the Company determines that any provision of this Plan violates, or would result in any material liability (other than liabilities for the Severance Benefits) to the Company under, any law, regulation, rule or similar authority of any governmental agency the Company shall be entitled, notwithstanding Section 8(l), to amend or modify such provision as the Company determines in its discretion to be necessary or desirable to avoid such violation or liability, and in no event shall any Participant’s consent be required for such amendment or modification.

(c) The payments under this Plan are designated as separate payments for purposes of the short-term deferral rule under Treasury Regulation Section 1.409A-1(b)(4), the exemption for involuntary terminations under separation pay plans under Treasury Regulation
Section 1.409A-1(b)(9)(iii), and the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B). As a result, (A) payments that are made on or before the 15th day of the third month of the calendar year following the year that includes the Participant’s Termination Date, (B) any additional payments that are made on or before the last day of the second calendar year following the year of the Participant’s Termination Date and do not exceed the lesser of two times the Participant’s annual rate of pay in the year prior to his termination or two times the limit under Section 401(a)(17) of the Code then in effect, and
(C)continued medical expense reimbursements during the applicable COBRA period, are exempt from the requirements of Section 409A of the Code.
(d) To the extent any amounts under this Plan are payable by reference to a Participant’s termination of Employment, such term and similar terms shall be deemed to refer to such Participant’s “separation from service,” within the meaning of Section 409A of the
Code. Notwithstanding any other provision in this Plan, to the extent any payments hereunder constitute “nonqualified deferred compensation,” within the meaning of Section 409A of the Code (a “Section 409A Payment”), and the Participant is a specified employee, within the meaning of Treasury Regulation Section 1.409A-1(i), as determined by the Company in accordance with any method permitted under Section 409A of the Code, as of the date of the
Participant’s separation from service, each such Section 409A Payment that is payable upon such Participant’s separation from service and would have been paid prior to the six-month anniversary of such Participant’s separation from service, shall be delayed until the earlier to occur of (i) the six-month anniversary of Participant’s separation from service and (ii) the date of Participant’s death. Further, to the extent that any amount is a Section 409A Payment and such payment is conditioned upon Participant’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, then such Section 409A Payment shall be paid or provided in the later of the two taxable years.
(e) Any reimbursements payable to a Participant pursuant to this Plan or otherwise shall be paid to such Participant in no event later than the last day of the calendar year following the calendar year in which such Participant incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Plan shall not be subject to liquidation or exchange for any other benefit. Any tax gross-up payment payable to a Participant, whether under this Plan or otherwise, shall be paid to the
Participant or to the applicable taxing authorities on the Participant’s behalf as soon as practicable after the related taxes are due, but in any event not later than the last day of the calendar year following the calendar year in which the related taxes are remitted to the taxing authorities.
SECTION 6. Covenants. Each Participant’s participation in this Plan is conditioned upon the Participant’s execution of a Restrictive Covenant Agreement within 30 days after a Participation Agreement is delivered to such Participant (or such later date as permitted by the

Plan Administrator). If a Participant breaches any of the covenants in the Restrictive Covenant Agreement, including any non-competition, non-solicitation, non-disparagement or confidentiality covenants contained therein, (i) the Participant’s entitlement to Severance Benefits shall be null and void, (ii) all rights to receive or continue to receive Severance Benefits shall thereupon cease and (iii) the Participant shall immediately repay to the Company all amounts theretofore paid to, and the value of all benefits theretofore received by, the Participant. The foregoing shall not limit any other rights or remedies the Company may have existing in its favor, including injunctive relief.
SECTION 7. Offset; No Mitigation.
(a) The amount of a Participant’s payments under this Plan shall be reduced to the extent necessary to defray amounts owed by Participant due to unused expense account balances, overpayment of salary, awards or bonuses, advances or loans.
(b) In no event shall any Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and, such amounts shall not be reduced whether or not the Participant obtains other employment.
SECTION 8. Miscellaneous.
(a) Notices. Notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight mail via a reputable overnight carrier, or sent by registered or certified mail, return receipt requested, postage prepaid (or in a foreign country such similar method), addressed as follows:
If to the Company:    Sirius International Insurance Group, Ltd.
14 Wesley Street, 5th Floor Hamilton HM11 Bermuda Attention: Group General Counsel

If to a Participant:    At the most recent address on file with the Company
or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.
(b) GOVERNING LAW. THIS PLAN SHALL BE DEEMED TO BE MADE IN NEW YORK, AND, TO THE EXTENT NOT PREEMPTED BY ERISA OR OTHER FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS PLAN IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF NEW YORK WITHOUT REGARD TO ITS PRINCIPLES OF
CONFLICTS OF LAW. By participating in this Plan, each Participant and the Company hereby irrevocably consent to, and agree not to object or assert any defense or challenge to, the jurisdiction and venue of the state and federal courts located in New York City, New York, and agree that any claim which, subject to Section 4 above, may be brought in a court of law or equity may be brought in any such New York City, New York court. To the extent benefits provided under Section 3(c)(v) are subject to interpretation under Bermuda law due to the administration of the Omnibus Plan, then, if necessary and solely to the extent necessary to administer the Omnibus Plan, such governing law provision shall be deemed to supersede this Section 8(b).
(c) No Waiver. No failure by the Company or a Participant at any time to give notice of any breach by the Company or a Participant, or to require compliance with, any condition or provision of this Plan shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
(d) Severability. If a court of competent jurisdiction determines that any provision of this Plan is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Plan, and all other provisions shall remain in full force and effect.
(e) Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Plan all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.
(f) Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.
(g) Interpretations. For purposes of this Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation”. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.
(h) Successors. This Plan shall be binding upon and inure to the benefit of the Company and any successor of the Company, including without limitation any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise and the Company shall require any such acquirer successor to assume this Plan and the obligations and liabilities contemplated thereunder, including, but not limited to the amendment and termination obligations contemplated under Section 8(l). Participants’ rights, benefits and obligations under this Plan are personal and shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of the Company.
(i) Survival of Other Severance Benefits and Non-Duplication. The Severance Benefits provided under this Plan are not meant to replace or supersede any severance benefits provided under any the Omnibus Plan, employment agreement, arrangement or award agreement or any other similar contractual arrangement (“Other Severance Benefits”) and the Severance Benefits provided under this Plan are not intended to result in any duplicative benefits to the Participant and this Plan shall be administered accordingly. Accordingly, the Committee, in good faith, shall exercise its discretion and to the extent permitted under applicable law, equitably offset against the Participant’s severance benefits under this Plan against any other severance, termination, or similar benefits payable to the Participant by the Company with respect to the
Other Severance Benefits or amounts paid to comply with, or satisfy liability under, the Worker Adjustment and Retraining Notification Act or any other foreign, federal, state, or local law requiring payments in connection with any termination of Employment, plant shutdown, or workforce reduction, including, but not limited to, amounts paid in connection with paid leaves of absence, back pay, benefits, and other payments intended to satisfy such liability or alleged liability. For the avoidance of doubt, this Section 8(i) is not meant to impinge or interfere with the Company’s ability to require Participant to follow or adhere to any steps or requirements under this Plan or Other Severance Benefits to obtain severance benefits contemplated thereunder (e.g., executing any releases, complying with any restrictive covenants, etc.).
(j) Deemed Resignations. Any termination of a Participant’s Employment shall constitute an automatic resignation of such Participant as an officer of the Company and each Affiliate of the Company, an automatic resignation from the board of directors, if applicable, of the Company and each Affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body such Participant serves as the Company’s or such Affiliate’s designee or other representative.
(k) No Guarantee of Employment. This Plan shall not be construed as creating any contract of employment between the Company and its Affiliates, on the one hand, and any Participant, on the other hand, nor shall this Plan be construed as restricting in any way the rights of the Company or any of its Affiliates to terminate the Employment of any Participant at any time and for any reason subject, however, to any rights of a Participant under this Plan.
(l) Amendment and Termination of this Plan. Except as specifically provided in Section 5, the Committee may amend, modify or terminate this Plan at any time in its sole discretion; provided, however, that (i) no such amendment, modification or termination will be effective unless each affected Participant has received written notice thereof at least 6 months prior to such amendment, modification or termination becoming effective and (ii) no such amendment, modification or termination may materially impair the rights of a Participant whose Termination Date previously occurred. In addition, the Committee may not amend, modify or terminate this Plan after steps have been taken, and continue to be taken, that could lead to a Change in Control or within 24 months after a Change in Control without an impacted Participant’s written consent. The failure of the Company or a Participant to insist upon strict adherence to any term of this Plan on any occasion shall not be considered as a waiver of the rights of the Company or such Participant or deprive the Company or such Participant of the right thereafter to insist upon strict adherence to that term or any other term of this Plan. No failure or delay by the Company or any Participant in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.
SECTION 9. Survival. The provisions of this Plan, including Sections 3, Section 4, Section 5, Section 6, Section 7 and Section 8 shall survive and remain binding and enforceable, notwithstanding the expiration or termination of this Plan, the termination of a Participant’s Employment for any reason or any settlement of the financial rights and obligations arising from such Participant’s participation hereunder, to the extent necessary to preserve the intended benefits of such provisions.
* * * * * *

IN WITNESS WHEREOF, the Company has caused this Plan to be executed on its behalf, to be effective as of the Effective Date.

GROUP, LTD.
/s/ Allan Waters
Allan Waters
SIRIUS INTERNATIONAL INSURANCE
Chief Executive Officer & President